Exhibit (c)(2)

C2-1

C2-2

C2-3

C2-4

C2-5

C2-6

C2-7

C2-8

C2-9

C2-10

C2-11

CONFIDENTIAL TREATMENT REQUESTED – REDACTED COPY

CONFIDENTIAL TREATMENT REQUESTED:
INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH "***". AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

International General Insurance Holdings, Ltd.

Warrant Management Discussion

June 2023

BofA SECURITIES

IGI

Notice to Recipient
Confidential

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BofA's Market Leading Warrant Advisory Platform

Warrant Exchange Transactions since 2020

Rank	Dealer Manager	# of Deals[1]	Market Share	Success Rate[2]
1	**BofA SECURITIES**	**12**	**52.17%**	**100%**
2	Evercore	3	13.04%	67%
3	Deutsche Bank	2	8.70%	50%
4	Citigroup	1	4.35%	100%
5	Wells Fargo	1	4.35%	100%
6	TD Cowen	1	4.35%	100%
7	PJT Partners	1	4.35%	0%
8	Oppenheimer	1	4.35%	-
9	Roth Capital Partners	1	4.35%	-

Warrant Exchange
Sole Dealer Manager
GRANITE RIDGE
10.4mm Warrants Exchanged for Shares of GRNT
Announced: May 19, 2023

Warrant Exchange
Sole Dealer Manager
Tim Hortons
22.9mm Warrants Exchanged for Shares of THCH
Announced: May 12, 2023

Warrant Amendment
Solicitation Agent
Genius Sports
7.7mm Warrants Exchanged for Shares of GENI
Closed January 19, 2023

Warrant Exchange
Sole Dealer Manager
OPAL FUELS
15.4mm Warrants Exchanged for Shares OPAL
Closed December 16, 2022

Warrant Exchange
Solicitation Agent
TARGET HOSPITALITY
8.1mm Warrants Exchanged for Shares of TH
Closed December 16, 2022

Warrant Exchange
Sole Dealer Manager
American Express Global Business Travel
39.5mm Warrants Exchanged for Shares of GBTG
Closed October 10, 2022

Warrant Exchange
Sole Dealer Manager
REE
15.6mm Warrants Exchanged for Shares of REE
Closed September 22, 2022

Warrant Exchange
Sole Dealer Manager
MarketWise
31.0mm Warrants Exchanged for Shares of MKTW
Closed September 14, 2022

Warrant Exchange
Sole Dealer Manager
babylon
14.5mm Warrants Exchanged for Shares of BBLN
Closed June 17, 2022

Warrant Exchange
Sole Dealer Manager
billtrust
12.5mm Warrants Exchanged for Shares of BTRS
Closed December 16, 2021

Warrant Amendment
Sole Advisor
Hostess Brands
Consent Solicitation existing Warrant Holders
Closed July 26, 2021

Warrant Exchange
Sole Dealer Manager
ATLAS
23.8mm Warrants Exchanged for Shares of ATCX
Closed November 16, 2020

Source: Company website, filings, press release and Bloomberg as of June 2023
(1) Number of deals include announced and closed transactions
(2) Success represents achievement of consent threshold for relevant and closed transactions

Warrant Exchange – Transaction & Timing Rationale

Transaction Rationale	**Accretion / Timing**	• Transaction is accretive compared to managing warrants later if / when stock price increases (upwards of 30%+ dilution compared to <10% via exchange)
	Liquidity Benefit	• Issuance of common shares to marketplace increases float and daily trading volume of shares – Precedent 20%+ average increase in ADTV
	Clean Capital Structure	• Rids IGIC of SPAC moniker while simplifying capital structure, making company analysis easier and reducing / eliminating mark-to-market warrant valuation
Why IGIC	**Favorable Share Price**	• Warrant management is less dilutive at lower share prices – common stock appreciation will result in more dilutive / expensive warrant outcome
	Known Holder List	• Clear line of sight to consent threshold via 3/31 13Fs coupled with warrant holder / common overlap make IGIC unique and ideal exchange candidate
Why Now?	**Accelerates Future Market Access**	• Eliminating warrants remove future equity / secondary roadblock while allowing IGIC to potentially transact near or above book value
	Removes Trading Cap	• DeSPAC companies with warrants have artificial cap at redemption levels ($11.50 & $18.00) – Difficult for stock to breakthrough price ceilings
	Preserve M&A Optionality	• Most expensive / dilutive outcome for IGIC warrants is in context of M&A (valued based on takeout price and historical vol, paid in cash to holders) – 94% of all deSPAC acquisitions have proactively cleaned up warrants

Source: Bloomberg, Company Filings

Warrant Management Alternatives for IGIC

	Open Market Repurchase of Warrants	Public Warrant Exchange Offer	Wait for $18 Redemption
Description	▪ At company's discretion, BofA purchases warrants in open market transactions ▪ Can be executed with specific limit prices or through 10b5-1 programs ▪ Company delivers payment for the warrants 2 days following the trade date	▪ Company purchases warrants from investors for payment in company stock ▪ Establishes a range of stock for warrant exchange ratios and accepts offers from tendering warrant Holders	▪ Pursuant to the original terms of the S-1, the warrants become redeemable at $0.01 per warrant upon 1) 30-days' written notice and 2) if common stock equals or exceeds $18 per-share for 20 of 30 trading days ▪ Effectively forces conversion for all warrants
Benefits	✓ May be quickly implemented and/or terminated ✓ No upfront commitment to a minimum repurchase size ✓ Company has discretion over price and timing of warrant repurchase program	✓ Ability to execute larger size due to transaction format ✓ Provides greater certainty over pricing and dilution than alternatives ✓ Exchangeable shares may partially offset investors' short position ✓ Minimal market impact ✓ Total warrant elimination with 65% consent threshold being met (PP warrants **not included** in threshold) ✓ No 10b-18 restrictions	✓ The redemption of warrants and subsequent voluntary exercise by holders eliminates all outstanding public warrants ✓ Zero transaction cost - holders receive intrinsic value ✓ Company election of physical or cashless exercise
Considerations	✗ Transaction term determined by liquidity in market ✗ Practical sizing limitations ✗ Potential discrepancy between Company's and investor's warrant valuations ✗ Capital commitment ✗ 10b-18 restrictions	✗ Company needs to pay a premium to retire warrants ✗ No certainty of number of warrants exchanged without consent solicitation threshold being met ✗ 20 business day execution window creates potential for market risk	✗ Prolongs warrant overhang; financial complexity remains ✗ Depending on how quickly $18 redemption is achieved, potentially most costly to company ✗ Sends no signal to market on view of current share price

Warrant Exchange – Analysis of Consideration Alternatives

Setup	**Shares & Warrants Outstanding**	• 17.3mm total warrants outstanding – inclusive of both public and private warrant tranches • 46.918mm shares outstanding as of June 2023
	Liquidity & Borrow	• ADTV of ~40k shares – Institutional investors face minimum liquidity requirements that prevent them from building a meaningful position in the stock • Extremely limited borrow – inability / costly to do various equity products (converts, derivatives, etc.)
	Holders & Consent Threshold	• Clear line of sight to 65% consent threshold through March 13F filings • Overlap between common & warrant holders likely to result in less technical selling under share exchange

	Cash Tender for Warrants	Share Consideration for Warrants	Cash + Share Consideration for Warrants
Description	• Confidential wall-cross and negotiation with warrants holders using **cash** as consideration	• Confidential wall-cross and negotiation with warrants holders using **common shares** as consideration	• Confidential wall-cross and negotiation with warrants holders using both **cash and common shares** as consideration

Cost	• $1.90 per warrant
	• $32.9mm in total cash outlay
	  • Includes counsel and advisor fees
		• 0.250 shares per warrant
		• 4.3mm shares issued in total
		• $1.75mm in total cash outlay
		  • Includes counsel and advisor fees
			• 0.200 shares + $0.75 of consideration per warrant
			• 3.5mm shares issued
			• $15mm cash paid
			  • Includes counsel and advisor fees

Pro-Forma	• Warrants eliminated • 46.9mm shares outstanding	• Warrants eliminated • 51.2mm shares outstanding	• Warrants eliminated • 50.4mm shares outstanding
Benefits	✓ Warrant holders prefer cash & will demand less premium than share consideration ✓ No selling of shares typically results in share price pop ✓ No S-4 required, lowering legal bill	✓ Maintains balance sheet strength ✓ Increases float by 37% ✓ Increase in ADTV ✓ Increase in Borrow ✓ Common holders that hold warrants not likely to sell	✓ Hybrid transaction preserves balance sheet while realizing technical supply benefits ✓ Less premium than share consideration ✓ Less short selling compared to share option
Considerations	± No incremental benefit to technical trading ± Less common than share consideration ± Common holders that hold warrants likely prefer share consideration ± Cash outlay not de minimis	± Typically comes at premium to cash tender ± Results in more technical selling ± Requires S-4, increasing legal bill	± Requires S-4, increasing legal bill ± Cash outlay not de minimis ± Least common transaction

Source: Bloomberg, Company Filings as of June 2023

Illustrative Warrant Exchange Transaction

Terms of Existing Warrants

- Current security prices of $8.90 per share and $0.60 per warrant ($11.50 strike, five-year tenor and $18.00 cap) – 0.067 implied ratio
- Warrant Agreement can be amended with 65% of warrants voting in favor – PP warrants not included in the 65% threshold
- IGIC could successfully exchange all of its outstanding warrants with consent from holders of ~8.3mm public warrants
- Top 10 holders of IGIC warrants account for ~72% of outstanding warrants as of 3/31 13F – Warrant and common ownership overlap

IGIC Warrant Outcomes if No Action

	Stock < $11.50 at Expiry	Stock > $11.50 < $18.00 at Expiry	Stock > $18.00 Cashless Redemption
Hypothetical Share Price	$11.49	$16.00	$18.00
Warrant Value	$0.00	$4.50	$6.50
Ratio	0.000	0.281	0.361
Shares Issued (mm)	0.00	17.25	6.23
Proceeds ($mm)	$0.00	$198.4	$0.00
Discount / Premium	0.0%	-28.1%	-36.1%
Dilution	**0.0%**	**36.8%**	**13.3%**

Illustrative Warrant Management and Pricing Matrix

	Hypothetical Exchange Transaction @ 0.250 Ratio
Share Price	$8.90
Hypothetical Warrant Value	$2.23
Ratio	0.250
Shares Issued (mm)	4.31
Proceeds ($mm)	$0.00
Discount / Premium	228.0%
Dilution	**9.2%**

Warrant Value	Exchange Rate	Implied Volatility	Warrant Premium	Shares Issued	Exchange Dilution	Dilution at Expiry	Diff
$0.60	0.067	28.1	-	-	-	-	-
$1.11	0.125	39.1	85.4%	2.16	4.6%	36.8%	32.2%
$1.34	0.150	44.8	122.5%	2.59	5.5%	36.8%	31.3%
$1.56	0.175	51.1	159.6%	3.02	6.4%	36.8%	30.3%
$1.78	0.200	58.3	196.7%	3.45	7.4%	36.8%	29.4%
$2.00	0.225	66.7	233.8%	3.88	8.3%	36.8%	28.5%
$2.23	0.250	77.0	270.8%	4.31	9.2%	36.8%	27.6%

Current Trading | Technical Valuation | Likely Range of Outcomes

Source: Bloomberg as of 6/26/2023; Note: Assumes no amendment to warrant agreement prior to expiration of warrants

Warrant Exchange Illustrative Timeline – Fastest Path

June 2023						
Sun	Mon	Tue	Wed	Thu	Fri	Sat
				1	2	3
4	5	6	7	8	9	10
11	12	13	14	15	16	17
18	19	20	21	22	23	24
25	26	27	28	29	30	

July 2023						
Sun	Mon	Tue	Wed	Thu	Fri	Sat
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31					

August 2023						
Sun	Mon	Tue	Wed	Thu	Fri	Sat
		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30	31		

Obtain Board Approval · Company Blackout · Market Holiday · Organizational Meeting · Prep Materials for Exchange · Wall Cross Investors · Launch Exchange Offer

Exchange Offer Period · Amend w/o Extend Cutoff · IGIC Earnings Release · Re-File F-4 w/ Q2 Numbers · Expiration (Midnight) · Settlement of Offer

Date	Actions	Responsible Parties
June 15	• Company blackout period commences	• IGIC, CC
June 30	• Hypothetical board approval date – typically needed for transaction commencement	• IGIC
July 7	• **Latest possible organizational meeting date for Q3 transaction expiry** – align counsels on drafting of key documents	• All
July 7 – July 21	• Discuss consideration / form of offer to repurchase outstanding IGIC Warrants • Engage counsel, depository, information agent and printer • Commence preparation of Offering Documentation, press release, and summary advertisement • Prepare Dealer Manager Agreement • Prepare and circulate Schedule TO questionnaire to offices, directors and other insiders requesting information concerning transactions in Company warrants • Circulate, review, and revise F-4 Prospectus/Offer to Exchange and ancillary documents to working group • Draft 10b-5 opinions, diligence questionnaire, and comfort letters required given issuance of equity securities • Receive first printers proofs: review and finalize	• IGIC, BofA • All • All • CC, BC • BofA, BC • CC, BC, BofA • BC, CC • All
July 24 – July 26	• Formally wall-cross investors and commence negotiation	• BofA, IGIC
July 26	• Signing of support agreements by investors, signaling institutional validation of the exchange ratio and exchange • Memorialize inclusion of private placement of warrants	• BofA, BC, CC • BofA, BC, CC

Date	Actions	Responsible Parties
July 27	• Press release announcing transaction (pre-market open) • File Schedule TO and F-4 Registration with SEC • Commencement of offer: mailing of offering materials	• Info Agent • BC, CC • BC, CC
July 27 – August 23	• Solicitation of remaining warrant holders; Failure to tender by remaining warrant holders will still result in tendering at a 10% discounted rate • Conversations with Information Agent and Depository to receive updates to tendered warrants and status of process • Respond to questions from warrant holders • Respond to comments from SEC on F-4	• Info Agent, BofA • BofA, IGIC • BofA, CC, BC • CC, BC
August 15	• Company projected earnings release	• IGIC, CC
August 16	• Re-file F-4 with updated financials & comfort letters	• IGIC, CC
Prior to Expiration	• SEC declares registration statement effective	• IGIC, CC
August 23	• Upon receipt of guaranteed deliveries, determine total acceptance rate on warrants at each respective rate • Issue press release announcing final results • Amend warrant agreement	• IGIC, CC, BC • IGIC, CC, BC • IGIC, CC, BC
On or around August 28	• Settlement of exchange offer; deliver IGIC shares and retire all outstanding public (and private) warrants	• IGIC, CC, BC

IGIC: International General Insurance CC: Company Counsel BC: Bank Counsel BofA: Bank of America Securities

Note: Subject to blackout restrictions and counsel comfort on timing of transaction

Overview of Process for Warrant Exchange

Timing	Process	Details	Responsible Parties
T – 2 Weeks	• Price and structure determination	• BofA and Company determine desired structure of transaction including form of consideration (shares, cash, or mix) • Board grants approval to proceed with a potential a transaction subject to range of potential premiums	• BofA, Company, CC, BC
T – 2 to 4 Weeks to T	• Preparation of Documentation	• Key documents include: – Prospectus/Offer to Exchange – Letter of Transmittal and Consent – Press Release – Summary Advertisement – 10b-5 opinions – Diligence questionnaire – Comfort letters – Wall-cross Script – Dealer Manager Agreement	• BofA, Company, CC, BC
T – 3 Business Days	• Confidential Wall-Cross	• Confidentially wall-cross 5-10 holders of warrants to pre-sound views of structure and pricing • Following discussions, determine if investor feedback regarding terms are aligned with management and board expectation – If pricing feedback is not conclusive, Company can elect not to proceed with any exchange offer • If pricing feedback is palatable, incorporate final structure into documentation and proceed with execution	• BofA, Company
T	• Announce transaction	• File relevant documents with SEC • Solicitation of warrant holders • SEC begins review of F-4 prospectus	• BofA, Company, CC, BC
T + 20 Business Days	• Expiration of Exchange Offer	• Last day for investors to exchange their warrants • Assuming SEC has declared F-4 effective, exchange offer	• BofA, Company, CC, BC
T + ~22 Business Days	• Settlement of Exchange Offer	• Company shares are delivered • Warrants tendered for exchange are retired • If >65% of warrant holders submitted consent, remaining holders are forced to convert into 10% fewer Company shares than was offered in Exchange offer	• BofA, Company, CC, BC

CC: Company Counsel   BC: Bank Counsel   BofA: BofA Securities

Document Overview of Warrant Exchange

Document	Details	Responsible Parties	Prep Time
Schedule TO / F-4	• Tender Offer Statement on Schedule TO, a required SEC filing for an exchange/tender offer; a partner offering doc to the prospectus • Required by issuers to register the securities in connection with the exchange offer; the prospectus will be included, herein	• BC, CC, BofA, IGIC	• Two – Four Weeks
Engagement Letter	• Defines the relationship between Company and Bank as dealer manager, including the scope of the work to be done and fee arrangement	• BC, CC, BofA, IGIC	• One – Two Weeks
Dealer Management Agreement	• Agreement between the dealer manager and the Company appointing the dealer manager for the exchange and fee arrangement	• BC, CC, BofA, IGIC	• One – Two Weeks
Warrant Agreement Amendment	• Amendment to original warrant agreement, reflecting mandatory conversion ability by the company subject to greater than 65% consent by public warrant holders (mandatory at a rate that is 10% worse to non-tendering holders)	• BC, CC, BofA	• One – Two Weeks
Tender & Support Agreement	• Agreement between the Company and holders of the public warrants wherein the holders agree to exchange their warrants pursuant to the terms of the warrant exchange	• BC, CC, BofA	• One – Two Weeks
Wall Cross Script	• Standard investor script for use in wall-crossed offerings. Legally defines parameters for bringing investors "over the wall“ (sharing MNPI, subject to certain conditions)	• BC, CC, BofA	• One – Two Weeks
Press Releases	• Boilerplate press release announcing launch and closing of warrant exchange with applicable facts / outcomes, including disclosure of signed support agreements	• BC, CC, BofA, IGIC	• One Week
FINRA Questionnaires	• Used in registered securities offerings to help collect and verify information relating to underwriter compensation and conflicts of interest from the underwriters of the Offering	• BC, BofA	• One Day
Diligence	• Complete and appropriate review of documentation and facts by all agents before purchasing, offering or transacting with a prospect and or business entity	• BC, CC, BofA, IGIC	• Ongoing
Opinions / 10b5	• States that, based on counsel's review of specified documents and their participation in discussions and meetings relating to the securities offering, nothing has come to their attention that has caused material concern	• BC, CC, BofA, IGIC	• Ongoing

CC: Company Counsel BC: Bank Counsel BofA: BofA Securities

Disclosed Warrant Management Fee Precedents

Warrant Exchange / Management Precedents with Disclosed Fees – Fees payable to counsel have ranged from $250k - $500k and are not included in the below figures

Announcement Date	Close Date	Company	Dealer Manager	Type of Transaction	Number of Warrants Outstanding	Fee ($mm) (Payable to Bank)
5/19/2023	6/16/2023	Granite Ridge Resources	BofA	100% stock exchange offer	10,349,975	$1.75
5/12/2023	6/9/2023	Tim Hortons China	BofA	100% stock exchange offer	22,900,000	***
5/5/2023	6/2/2023	Alvarium Tiedemann	Oppenheimer	100% stock exchange offer	19,892,387	$1.25
11/18/2022	12/19/2022	Target Hospitality	BofA	100% stock exchange offer	10,833,215	***
11/18/2022	12/16/2022	Genius Sports	BofA	100% stock exchange offer	7,668,381	***
11/18/2022	12/16/2022	OPAL Fuels	BofA	100% stock exchange offer	15,446,494	$1.25
9/9/2022	10/7/2022	AMEX GBTG	BofA	100% stock exchange offer	39,451,134	***
8/25/2022	9/22/2022	REE Automotive	BofA	100% stock exchange offer	15,600,000	$1.25
8/18/2022	9/20/2022	Chesapeake Energy	Citi, Cowen, Intrepid	100% stock exchange offer	33,312,387	$5.6
8/17/2022	9/14/2022	MarketWise, Inc.	BofA	100% stock exchange offer	30,980,000	***
5/26/2022	6/30/2022	Vivid Seats	Evercore	100% stock exchange offer	24,600,000	$2.00
5/20/2022	6/17/2022	Babylon	BofA	100% stock exchange offer	14,500,000	$1.25
11/18/2021	12/21/2021	Billtrust	BofA	100% stock exchange offer	12,500,000	$1.25
8/13/2021	9/15/2021	Paya	Evercore	100% stock exchange offer	17,714,945	$1.25
10/19/2020	11/18/2020	Atlas Technical Consultants	BofA	100% stock exchange offer	23,750,000	***
8/6/2020	9/4/2020	Ranpak	Evercore	100% stock exchange offer	20,108,741	$1.00
6/7/2019	7/10/2019	Magnolia Oil & Gas	Deutsche Bank	100% stock exchange offer	21,666,650	$1.13
11/8/2018	12/11/2018	Willscot Corporation	Deutsche Bank	100% stock exchange offer	50,899,693	$1.40

Source: Bloomberg as of June 2023

Denotes BofA Led Transaction